Exhibit 4.1.2a
AMENDMENT TO WARRANT AGREEMENT
     THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), is made effective as of the 27th day of December 2006, by and between IdleAire Technologies Corporation, a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as Warrant Agent (the “Warrant Agent”) (along with the Company, the “Parties”) pursuant to and in accordance with Section 19 of that certain Warrant Agreement by and between the Parties, dated as of December 30, 2005 (the “Warrant Agreement”).
     WHEREAS, Parties deem the amendment contained herein necessary and desirable to carry out the original intent of the Parties;
     WHEREAS, Parties agree that the amendment contained herein shall not adversely affect the interests of the holders of Warrants and that in accordance with Section 19 of the Warrant Agreement, Parties may enter into this Amendment without the approval of any holders of Warrants;
     WHEREAS, capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Warrant Agreement;
     NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual agreements hereinafter set forth, the Parties hereby agree as follows:
     1. Amendment to Section 12(a) of the Warrant Agreement. Section 12(a) of the Warrant Agreement is hereby deleted in its entirety and restated as follows:
     (a) Upon any adjustment of the Exercise Price pursuant to Section 8 hereof, the Company shall promptly thereafter (i) cause to be filed with the Warrant Agent a certificate signed by the Company’s Chief Financial Officer (the “CFO Certificate”) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, provided that, the Company would make available upon request by any holder of Warrants or the Warrant Agent similar certificate signed by a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company), and (ii) cause to be given to each of the registered holders of Warrants at the address appearing on the Warrant register for each such registered holder written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.
     2. Miscellaneous.
          2.1. The Recitals hereto are hereby incorporated by reference as if fully set forth in this Amendment.
          2.2. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, and assigns.
          2.3. This instrument contains the entire agreement between the Parties with respect to the subject matter hereof and shall not be modified except in accordance with the applicable provisions of the Warrant Agreement.
          2.4. This Amendment shall be governed by the laws of the State of New York, and shall be construed under the substantive law of the State of New York without regard to its conflicts of law provisions.
          2.5. This Amendment may be executed in any number of counterparts and all counterparts executed by the Parties together shall constitute one and the same Amendment.
(Signatures on following page.)

     IN WITNESS WHEREOF, the Parties have hereunto executed this Amendment on the day and year first above written.

COMPANY:

IDLEAIRE TECHNOLOGIES CORPORATION, a Delaware corporation

By: Name:	/s/ Michael C. Crabtree Michael C. Crabtree
Title:	Chief Executive Officer

WARRANT AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: Name:	/s/ Lynn M. Steiner Lynn M. Steiner
Title:	Vice President